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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported):  March 28, 2002


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

       Delaware                       1-13071                  76-0625124
(State or Other Jurisdiction   (Commission File Number)      (IRS Employer
  of  Incorporation)                                       Identification No.)

12001 North Houston Rosslyn                                       77086
Houston, Texas  77086                                           (Zip Code)
(Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (281) 447-8787
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ITEM 5.  OTHER EVENTS.

Hanover Compressor Company (NYSE: HC), a leading provider of outsourced natural gas compression services, today reported increases in revenue, cash flow (consolidated net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization) and earnings per common share for the year ended December 31, 2001, compared to the prior year. For the fourth quarter, revenue and cash flow increased over the prior year while earnings per common share declined.

The Company also revised its financial targets for 2002, estimating that full year 2002 earnings per fully diluted common share will be between $1.36 and $1.42. The Company said it was comfortable with analysts' consensus estimate of full year 2002 EPS of $1.38. For the first quarter of 2002, the Company estimates EPS will be between $.25 and $.29. The Company's EPS estimates discussed above exclude $0.03 to $0.06 per share in continuing legal costs relating to the Company's accounting review related to the previously announced restatement of its financial results for 2000 and the nine months ended September 30, 2001 and foreign currency losses, primarily in South America.

In the fourth quarter, revenue increased 53 percent to $320.3 million compared with $209.5 million in the year-earlier period. Cash flow increased 31 percent to $78.6 million compared with $60.4 million in the fourth quarter 2000. Net income declined 20 percent to $11.8 million, compared with $14.8 million in the previous fourth quarter. Fully diluted earnings per common share decreased 33 percent to $0.14, compared with fully diluted EPS of $0.21 a year earlier.

The fourth quarter 2001 included certain charges totaling $8.6 million after tax, or $0.10 per share. These charges included: currency devaluations primarily in Argentina; an impairment of a minority investment in a technology company formed to develop remote monitoring and data collection services for the compression services industry that declared bankruptcy this month; and legal and other settlement-related costs.

For the full year 2001, total revenue increased 90 percent to $1,078.2 million from $566.1 million in the prior year. Cash flow increased 55 percent to $302.1 million from $194.9 million the previous year. Net income grew 42 percent to $72.6 million compared with $51.2 million in 2000. Fully diluted earnings per common share increased 23 percent to $0.95 compared with fully diluted EPS of $0.77 the previous year.

As announced on February 26, 2002, the Company will restate its financial results for the year ended December 31, 2000 and the nine months ended September 30, 2001 to reflect changes in its accounting treatment for certain transactions. As a result, the Company will restate previously reported net income for the year ended December 31, 2000 from $58.7 million to $51.2 million and for the nine months ended September 30, 2001 from $64.5 million to $63.1 million. In addition, the Company has recorded additional adjustments for depreciation and amortization and property taxes totaling $2.2 million after tax, or $0.03 per share, that relate to the nine months ended September 30, 2001. Accordingly, net income for the nine months will be reduced from $63.1 million to $60.9 million.
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Compression rental revenue, which generated over 60 percent of the Company's gross profit for the year ended December 31, 2001, increased 70 percent from quarter to quarter and 57 percent year over year. Related compression parts and service segment revenue was up 23 percent quarter to quarter and 90 percent year over year. Compressor fabrication revenue increased 60 percent quarter to quarter and 148 percent year over year. Production and processing equipment fabrication revenue increased 49 percent quarter to quarter and 133 percent year over year.

The Company said that despite the current cyclical downturn affecting the energy industry, the Company anticipates further growth during 2002. The Company believes that this growth will be driven by the expansion and integration of the businesses acquired during 2001 and further outsourcing-related growth as the Company's diversified customer base increasingly fills its compression services requirements by hiring specialists to fulfill their compression and related gas handling needs, thereby enabling the Company's customers to redeploy capital to their core exploration and production activities and enhancing operating efficiency and return on capital.

The Company's rental fleet totaled 3.6 million horsepower at December 31, 2001, an increase of 66 percent over 2000, reflecting the impact of both acquisitions and continued organic growth in customer demand for outsourced compression services.

Due to the additional demand on the Company's accounting staff relative to the Company's previously announced restatement of earnings, the Company will submit a Notification of Late Filing of Form 10-K to the Securities and Exchange Commission and will file its 10-K as soon as practicable but no later than April 16, 2001.

The Company will host a conference call at 1:30 p.m. ET, Thursday, March 28, to discuss financial results. To access the call, participants should dial 913/981-4900 ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 5:00 p.m. ET on Thursday, March 28, until midnight on Wednesday, April 3. To listen to the replay, please call 719/457-0820, access code 446222.

A copy of the press release issued by Hanover with respect to these matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Business Acquired.

         Not applicable.

     (b) Pro Forma Financial Information.

         Not applicable.

     (c) Exhibits.

         99.1  Press Release, issued March 28, 2002
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HANOVER COMPRESSOR COMPANY

Date: March 28, 2002          By:    /s/ Michael J. McGhan
                                     ---------------------
                              Name:  Michael J. McGhan
                              Title: President and Chief Executive Officer
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                                 EXHIBIT INDEX


Exhibit
Number                Description
------                -----------
99.1          Press Release, issued March 28, 2002